Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Caribou Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	22,115,384(1)	$6.50	$143,749,996		$15,841.25

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$143,749,996		$15,841.25

	Total Fees Previously Paid							$37,080

	Total Fee Offsets							—

	Net Fee Due							$0.00

(1)	Includes 2,884,615 shares of common stock that the underwriters have an option to purchase.